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                                                                  Exhibit (d)(6)


                             NON-COMPETE AGREEMENT


        This Non-Compete Agreement (this "Non-Compete Agreement"), dated as of April 23, 2002, is entered into by Mentor Graphics Corporation, an Oregon corporation ("Mentor"), Indiana Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Mentor ("Merger Sub"), Innoveda, Inc., a Delaware corporation ("Innoveda"), and _________________, an individual (the "Principal").

                                    RECITALS

        A. The Principal is a shareholder and employee of Innoveda. Innoveda has been engaged primarily in the business of designing and manufacturing electronic design automation ("EDA") software (the "Innoveda Business").

        B. Mentor is engaged primarily in the business of designing and manufacturing EDA software and hardware, embedded software and cable harness design software (the "Mentor Business").

        C. Concurrently with the execution and delivery hereof, Mentor, Merger Sub and Innoveda are entering into an Agreement and Plan of Merger dated as of April 23, 2002 (the "Merger Agreement") pursuant to which Merger Sub will acquire all of the outstanding shares of common stock of Innoveda and will be merged with and into Innoveda with Innoveda continuing as the surviving corporation and a wholly-owned subsidiary of Mentor.

        D. The Principal acknowledges and agrees that the Principal has technical expertise associated with the Innoveda Business. In addition, the Principal has valuable business contacts with clients and potential clients of the Innoveda Business. Furthermore, the Principal's reputation and goodwill are an integral part of the success of the Innoveda Business throughout the areas where the Innoveda Business is conducted. If the Principal deprives Mentor, Merger Sub or Innoveda of any of the Principal's goodwill, or in any manner uses Innoveda's or the Principal's reputation and goodwill in competition with Mentor, Merger Sub or Innoveda, Mentor, Merger Sub and Innoveda will be deprived of the benefits each has bargained for pursuant to this Non-Compete Agreement and the Merger Agreement. Because the Principal has the ability to compete with Innoveda in the operation of the Innoveda Business and with Mentor in the operation of the Mentor Business, Mentor, Merger Sub and Innoveda desire that the Principal enter into this Non-Compete Agreement. But for the Principal's entering into this Non-Compete Agreement, Mentor, Merger Sub and Innoveda would not have entered into the Merger Agreement.

        E. The Principal has obtained the advice of its own counsel (and not Innoveda's nor Mentor's nor Merger Sub's) in connection with negotiating and executing this Non-Compete Agreement.


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                                    AGREEMENT

        NOW THEREFORE, as a material inducement to Mentor and Merger Sub and Innoveda to enter into the Merger Agreement, the parties hereby agree as follows:

        1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

        2. Covenant Not To Compete. For a period from the date hereof to a date that is eighteen (18) months from the later to occur of (i) the Effective Time and (ii) the date of termination or expiration of Principal's employment with Innoveda (the "Non-Competition Period"), the Principal shall not, unless acting with Mentor's prior written consent (which consent may be withheld in Mentor's sole and absolute discretion), directly or indirectly, own, manage, join, operate or control, or participate in the ownership, management, operation or control of, or be engaged as a director, officer, employer, employee, partner, consultant or independent contractor with, or permit the Principal's name to be used by or in connection with, any profit or non-profit business or organization which directly or indirectly competes with (a) the Innoveda Business conducted immediately prior to the Effective Time, (b) the Innoveda Business or the Mentor Business as conducted during the term of the Principal's employment by Innoveda through the date of termination of such employment of the Principal or (c) the Innoveda Business or the Mentor Business as known by the Principal prior to the date of termination of such employment to be or proposed to be conducted by Innoveda, Merger Sub or Mentor prior to the end of the Non-Competition Period, provided, however, that with respect to any Embedded Software Business (as defined below), such Non-Competition Period shall be only twelve (12) months. For purposes of this Section 2, "Embedded Software Business" shall mean any profit or non-profit business or organization which directly or indirectly competes with the Innoveda Business or Mentor Business in the development, manufacture or sale of real-time operating systems, debuggers or compilers, regardless of whether as such organization's primary business or as a division thereof; provided, however, that if the Embedded Software Business is not the primary business of such organization, the Principal may be employed by such organization in a division of such organization that does not participate in the Embedded Software Business. The territory in which such non-compete provisions shall be effective shall be each and every state in the United States and country in the world in which the Innoveda Business or the Mentor Business is conducted. The foregoing shall not, however, prohibit the Principal from making passive investments in less than 1% of the outstanding equity securities in any entity listed for trading on a national stock exchange or quoted on any nationally recognized automated quotation system.

        3. Covenant Not to Hire. Except for any person who has been involuntarily terminated by Innoveda, Mentor or Merger Sub or has not been employed by Innoveda, Mentor or Merger Sub within nine months from the date of the proposed hire of such person by Principal, during the Non-Competition Period the Principal shall not hire, as director, officer,



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employer, employee, partner, consultant, independent contractor or otherwise, any person who during the term of the Principal's employment by Innoveda or Mentor was employed by Mentor, Merger Sub or Innoveda or any affiliate thereof.

        4. No Disparagement. During the Non-Competition Period, the Principal will not, and will use reasonable efforts to ensure that the Principal's attorneys, agents or other representatives do not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, Innoveda, Merger Sub or Mentor or any of the present or former employees or directors of Innoveda, Merger Sub or Mentor.

        5. Severability of Provisions. If any covenant set forth in this Non-Compete Agreement is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application, as shall be enforceable. The invalidity or unenforceability of any particular provision of this Non-Compete Agreement shall not affect the other provisions hereof, which shall continue in full force and effect. Without limiting the foregoing, the covenants contained herein shall be construed as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States, and each other country, and political subdivision thereof, in which Innoveda or Mentor transacts any business

        6. Effectiveness. This Non-Compete Agreement shall only become effective at the Effective Time.

        7. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, telegraphed, telexed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

        If to Mentor, Merger Sub or Innoveda:

        Mentor Graphics Corporation
        8005 S.W. Boeckman Road
        Wilsonville, Oregon 97070-7777
        Attention:  General Counsel
        Telephone:  (503) 685-7000
        Fax:  (503) 685-1485

        With a copy to:

        Latham & Watkins
        135 Commonwealth Drive
        Menlo Park, California 94025-3656



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        Attn:  Christopher L. Kaufman, Esq.
        Telephone:  (650) 328-4600
        Fax:  (650) 463-2600

        If to the Principal:

        ____________________________
        ____________________________
        Telephone:__________________
        Fax:________________________



        With a copy to:


        ____________________________
        ____________________________
        ____________________________
        ____________________________


        Any party may, from time to time, designate any other address to which any such notice to it, him or her shall be sent. Any such notice shall be deemed to have been delivered upon receipt.

        7. Incorporation of Recitals. The Recitals to this Non-Compete Agreement are incorporated fully herein and shall be treated as an integral part of this Non-Compete Agreement.

        8. Entire Agreement; Amendments and Waivers. This Non-Compete Agreement constitutes the complete, final and exclusive statement of the agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Non-Compete Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Non-Compete Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations and discussions, whether oral or written.

        9. Assignment. The Principal agrees that Mentor, Merger Sub or Innoveda may assign their respective rights and obligations under this Non-Compete Agreement to any successor-in-interest. Except as expressly provided in this paragraph, no party may assign its rights and obligations under this Non-Compete Agreement; and any attempt to do so shall be



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void. Subject to the foregoing, the rights and obligations of the parties under this Non-Compete Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

        10. Injunctive Relief; Costs. The Principal agrees that (a) the provisions of Sections 2, 3 and 4 are reasonable and necessary to protect the legitimate interests of Mentor, Merger Sub and Innoveda, and (b) any violation of Sections 2 or 3 will result in irreparable injury to Mentor, Merger Sub and Innoveda, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such violation would not be reasonable or adequate compensation to Mentor, Merger Sub and Innoveda for such a violation. Accordingly, the Principal agrees that if the Principal violates the provisions of Section 2 or 3, Mentor, Merger Sub or Innoveda shall be entitled to specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual damages, in addition to any other remedy which may be available at law or in equity, including consequential damages.

        If the Principal shall fail to perform any of the Principal's obligations under this Non-Compete Agreement, the parties hereby agree that all reasonable fees and expenses, including reasonable attorneys' fees, which may be incurred by Mentor, Merger Sub or Innoveda in enforcing this Non-Compete Agreement and incurred by the Principal in defending against such enforcement, shall be paid by the prevailing party.

        11. Choice of Law. This Non-Compete Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Commonwealth of Massachusetts, as applied to agreements among Massachusetts residents entered into and wholly to be performed within the Commonwealth of Massachusetts (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

        12. Captions. All Section titles or captions contained in this Non-Compete Agreement are for convenience only and shall not be deemed as part of this Non-Compete Agreement.






                      [This space left blank intentionally]




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        IN WITNESS WHEREOF, the parties hereto have executed this Non-Compete
Agreement as of the day and year first above written.



                                           MENTOR GRAPHICS CORPORATION


                                           By:
                                              ---------------------------------
                                              Name:
                                                   ----------------------------
                                              Title:
                                                    ---------------------------


                                           INDIANA MERGER CORPORATION


                                           By:
                                              ---------------------------------
                                              Name:
                                                   ----------------------------
                                              Title:
                                                    ---------------------------


                                           INNOVEDA, INC.


                                           By:
                                              ---------------------------------
                                              Name:
                                                   ----------------------------
                                              Title:
                                                    ---------------------------


                                           PRINCIPAL


                                           ------------------------------------
                                                                , an individual
                                           ---------------------